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EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of February 16, 2018 is made by and between:

(1)	Greenlight Reinsurance Ireland, DAC whose registered office is at Ground Floor, La Touche House, IFSC, Dublin 1 and Company Registration Number 475022 (the “Company”); and

(2)	Patrick O’Brien (the “Executive”).
(Each a “Party” and together the “Parties”).
WHEREAS,

(a)	The Company previously entered into an employment agreement with Executive dated as of March 18, 2016 (the “Prior Agreement”), pursuant to which Executive served as General Manager; and

(b)	The Company desires to continue to retain the services of the Executive as the Chief Executive Officer (“CEO”) of the Company (the “Employment”); and

(c)	The Parties have agreed to enter into the Employment on the terms set out herein.
IT IS HEREBY AGREED AS FOLLOWS:

1	Employment.

1.1	The Company hereby agrees to continue to employ the Executive as the CEO, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2	Employment Period.

2.1
The Executive's continuous employment with the Company (the “Employment Period”) commenced on June 8, 2016 (“Effective Date”) and shall continue until terminated by either party in accordance with Section 10 of this Agreement.

3	Position and Duties.

3.1	The Executive shall serve as CEO and shall report directly to the Chief Executive Officer of the Group (the “Group CEO”).

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3.2
The Executive shall have those powers and duties ordinarily associated with the position of CEO and such other powers and duties as may reasonably be prescribed by the Group CEO or a person or persons with the delegated authority of the Group CEO; provided that, such     other powers and duties are consistent with Executive’s position as CEO and do not violate any applicable laws or regulations.

3.3
The Executive shall perform the duties to the best of his abilities and shall devote all of his working time, attention and energies to the performance of his duties for the Company. The Executive shall not accept any other post, role or employment or undertake any engagement which would or could create a conflict of interest between the CEO and the Company or the Group, during the period of the Employment without having first obtained the written consent of the Company.

3.4	During the Employment Period, if requested by the Group CEO or the Board, the Executive shall also serve as an officer and/or director of other Group Companies for no additional compensation.

3.5	The Executive's normal hours of work shall be 8:30 am - 6:00 pm Monday-Friday, with a one hour lunch break to be taken at a time consistent with the business needs of the Company.

3.6
The Executive's standard work week is 42.5 hours. As an employee of professional and managerial level, the Executive will work such additional hours in excess of his standard work week as are necessary to properly discharge his duties and hereby waives any entitlement to overtime pay in respect of such additional hours or for any hours worked on a public holiday.

4	Place of Performance.

4.1
The Executive’s principal place of work shall be the Company's premises in Dublin, Ireland. The Company reserves the right to change the place in Ireland of the Executive's employment, in which event, the Executive will be given reasonable notice. Any such change to place of work will not constitute a breach of this Agreement or give rise to any entitlement to payment of compensation to the Executive.

4.2	The Executive may be required to travel and work overseas insofar as is necessary to discharge his duties and meet the business needs of the Company.

4.3
At all times the Executive shall conduct the business needs of the Company in such a manner as to ensure that neither Executive nor Company is deemed to be engaged in a trade or business within the United States of America.

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5	Compensation and Related Matters.

5.1
The Company shall pay the Executive a base salary of €300,000 per annum (the “Base Salary”), such salary to be paid monthly in arrears by automatic credit transfer to a bank account in Ireland nominated by the Executive.

5.2
The Executive shall be paid the Base Salary gross subject to the deduction of all applicable income tax, employee PRSI and the USC charge and any other deductions required by law or provided for under this Agreement.

5.3
The Group CEO shall periodically review the Executive’s Base Salary consistent with the compensation practices and guidelines of the Company or the Group. If the Executive’s Base Salary is increased in accordance with the compensation practices and guidelines, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

5.4
The Executive hereby consents to all deductions as may be permitted by law being made by the Company from the Base Salary, including for the avoidance of doubt any amount owed by the Executive to the Company or the Group and any overpayment made in error to the Executive.

5.5
During the Employment Period, the Company shall promptly reimburse Executive for all reasonable out-of-pocket expenses properly incurred by Executive in the ordinary course of the Company’s business that are reported and evidenced to the Company in accordance with its published expense reimbursement policies and procedures.

5.6
In addition to Base Salary during the Employment, the Executive shall be eligible to be considered for a discretionary annual bonus based on pre-established individual and Company performance metrics established by the Board (the “Bonus”). For the avoidance of doubt the continued operation of, eligibility for and payment of any bonus is entirely within the discretion of the Board and the Executive shall not have any entitlement to be paid any particular amount or anything at all in this regard.

5.7
The Executive shall, subject to the applicable rules of the Company’s compensation plan (the “Compensation Plan”), be eligible to be considered for a discretionary Bonus with a target of 60% of Base Salary (the “Target Bonus”). Any Bonus earned during a calendar year shall be paid in accordance with the bonus payment provisions of the Compensation Plan, as amended from time to time, and shall be subject to such other terms and conditions as are set forth therein.

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5.8	In order to be eligible to receive a bonus, the Executive must be employed by the Company and not serving out any period of notice or Garden Leave on the date that Bonus is to be awarded.

6	Annual Leave & Public Holidays.

6.1
The Executive shall be entitled to 30 days paid annual leave per calendar year, in addition to paid public holidays subject to compliance with the Organisation of Working Time Act 1997, which shall accrue pro rata during the course of the year in accordance with the Company’s published policies as amended from time to time and shall be taken at a time mutually agreed with the Company. For the avoidance of doubt, unused leave may not be carried into subsequent years without the express written consent in advance of the Company or unless the Executive is prevented by reason of illness from using his annual leave entitlements. In such circumstances, the Executive shall be entitled to carry over statutory annual leave for up to a fifteen month period from the end of the holiday year in which the annual leave entitlement arises, in accordance with the provisions of the Organisation of Working Time Act, 1997-2015.

7	Sick Leave and statutory leave

7.1
The Executive shall be entitled to a maximum of ten days paid sick leave per year, such leave to be taken only when sick or otherwise incapacitated from work. The Executive must furnish a medical certificate in respect of any absence that exceeds three consecutive days and thereafter on a weekly basis if the absence continues.

7.2	The Executive shall also be entitled to such other statutory leave as may be prescribed by law.

8	Benefits.

8.1
Subject to Section 8.2, the Company operates a defined contribution occupational pension scheme (the "Pension Scheme"). The Executive is a member of the Pension Scheme. Details of the Pension Scheme are contained in the scheme’s booklet. The Company shall make an annual contribution equal to 20% of the Executive's gross Base Salary into the Pension Scheme.

8.2	The Company reserves the right to terminate or alter the Pension Scheme or to provide alternative retirement benefits for and in respect of the Executive.

8.3
Subject to Section 8.4, the Executive is covered for long term disability and life assurance benefits subject always to the rules of the policies and to the terms and conditions imposed by underwriters. In the case of life assurance benefits, the Executive will be covered for a sum equal to four times’ his Base Sal

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ary. The provision of these benefits is subject to insurance being obtained on normal terms and is subject to medical and other underwriting requirements and other terms and conditions. This may necessitate restricting the Executive's long-term disability and life assurance benefits.

8.4	The Company reserves the right to vary or discontinue the benefits provided in clauses 8.3 and to provide alternative disability and life assurance benefits for and in respect of the Executive.

8.5
Participation in all benefit schemes shall be subject always to the rules and conditions applicable to each such scheme. The Company reserves the right at all times to vary or discontinue any benefit schemes in which the Executive may be entitled to participate and/or substitute new benefit schemes for any scheme in which the Executive may be eligible to participate. Any Company benefit scheme which is insured will be subject to and conditional upon the terms and conditions of the relevant policy of insurance.

8.6	The Executive is entitled to participate in the Company's paid health insurance plan. Details of the plan will be provided to the Executive on joining via the Company's consultants.

9	Long Term Incentive Plan.

9.1
The Executive shall be eligible to receive equity awards subject always to the rules of the Long-Term Incentive Plan (the “LTIP”) as set out in the Compensation Plan and any terms and conditions as may be established by the Board in connection with any such awards.

9.2	For the avoidance of doubt the grant of any LTIP award is entirely within the discretion of the Board. Shares will vest on the third anniversary the date of grant.

10	Termination

10.1
Subject to clauses 10.2 to 10.6, the Executive’s employment shall continue until terminated by not less than six (6) months’ notice in writing given by either party to the other, or such longer notice as may be required by law.

10.2
The Company is entitled, at its sole discretion, to pay the Executive in lieu of all or part of the notice period. Where payment is made in lieu, the Executive shall be paid Base Salary only and no other remuneration shall apply in respect of the notice period including for the avoidance of doubt any bonus or other benefits. Where the Company elects to pay the Executive in lieu of notice, the Execu

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tive's employment shall terminate with immediate effect on the said termination date and not on the date on which notice would have expired.

10.3	The Company may terminate this Agreement without notice, or pay in lieu of notice, if the Executive at any time:

10.3.1	Is guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious breach of this Agreement; or

10.3.2
Acts in any manner (whether in the course of the Executive's duties or otherwise) which does or could bring the Executive or the Company or the Group into disrepute or prejudice the interests of the Company or the Group; or

10.3.3
Becomes bankrupt, the subject of a debt resolution notice, applies for or have made against him a receiving order, or has any order made against him resulting in a voluntary arrangement or personal insolvency; or

10.3.4	Is or becomes of unsound mind; or

10.3.5
For an aggregate period of 120 days or more in any period of 12 consecutive months is incapable of performing the Executive's duties hereunder by reason of ill health or other incapacity (whether accidental or otherwise); or

10.3.6	Is guilty of continuing unsatisfactory conduct or poor performance of the Executive's duties, after warning from the Company relating to the same; or

10.3.7	Is arrested for, charged with or convicted of any offence other than an offence which in the reasonable opinion of the Board does not affect the Executive's position with the Company; or

10.3.8	Resigns as a director of the Company or any Group Company without the consent of the Company or Group Company; or

10.3.9	Is subject to a restriction or is disqualified or prohibited by law from being a director of the Company; or

10.3.10	Breaches any material provision of the Agreement or any policies of the Company or the Group; or

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10.3.11
Uses drugs or alcohol which impairs the ability of Executive to perform his duties hereunder (other than where such drug is prescribed be and administered in accordance with the instructions of a qualified medical doctor); or

10.3.12	The Central Bank of Ireland (“Central Bank”) issues a notice to the Executive either suspending the Executive or prohibiting the Executive from acting in his position with the Company.

10.4	Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

10.5	The Company shall have the right to suspend the Executive with pay in order to investigate any event which it reasonably believes requires investigation.

10.6	Having provided Notice of Termination in accordance with Section 10.1 above the Company may in its absolute discretion:

10.6.1	Terminate the employment immediately upon payment to the Executive of all sums that he would have received had he worked throughout the period of notice; or

10.6.2	Place the Executive on Garden Leave (as provided for in Section 11).

11	Garden Leave

11.1	Where the Executive is required to work out a period of notice under this Agreement the Company may in its absolute discretion direct the Executive during some or all of the notice period:

11.1.1	Not to attend the offices of the Company or any Group Company;

11.1.2	Not to contact or have any communication with the clients of the Company or any Group Company;

11.1.3	Not to contact or have any communication with any employee, contractor, consultant, or officer of the Company or any Group Company in relation to the business of the Company or the Group Company;

11.1.4	Not to perform the duties of the Executive or become involved in any aspect of the business of the Company or any Group Company;

11.1.5	To perform the duties of the Executive's position from home;

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11.1.6	To assist the Company to arrange a proper handover of the Executive's duties and responsibilities (including clients) to another employee of the Company;

11.1.7
To resign from any directorship or office he may hold by virtue of his employment and in the event of the Executive's failure to do so, the Company is irrevocably authorised to appoint some person in the Executive's name to sign and deliver that resignation(s) to the Board; and/or any combination of the above and such period during which one or more of the above circumstances pertains shall be referred to a "Garden Leave".

11.2	During Garden Leave:

11.2.1	The Company shall continue to pay the Executive's normal remuneration provided that the Executive complies with the terms of this Agreement;

11.2.2
The Executive agrees that, either at the start of or at any time during the period of notice, the Company may terminate the Executive's access to any of the Company's IT or other communication systems;

11.2.3
If requested by the Company, the Executive should also keep the Company informed of the Executive's whereabouts so that the Executive can be called upon to perform any appropriate duties as required by the Company or any Group Company; and

11.2.4
All other terms of the Executive's employment will continue including, without limitation, the Executive's obligations of good faith, fidelity, confidentiality, fiduciary duties and all of the Executive's express and implied obligations.

11.3	The parties agree that any period of Garden Leave served by the Executive shall be deducted from the restricted periods set out in sections 13.6-13.8 below.

12	Compensation Upon Termination.

12.1
In the event the Executive’s employment is terminated by the Company other than due to the Executive’s death or for any of the reasons set out in Section 10.3 above, the Company shall provide the Executive with the payments set forth below, in accordance with the provisions of this Agreement, and shall not be required to provide any other payments or benefits to Executive upon such termination.

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12.2
The Executive acknowledges and agrees that the payments by the Company set forth in this Section 12 constitute liquidated damages for termination of his employment and that prior to receiving any such payments under this Section 12, other than the Accrued Obligations (as defined below), and as a material condition thereof, Executive shall sign and agree to be bound by a compromise agreement on terms satisfactory to the Company (a “Release”) in favour of the Company and any Group Company related to the Employment and its termination with the Company such Release to be executed by no later than 7 days following the Termination Date.

12.3
Upon the Executive’s termination of employment for any reason, upon the request of the Board, he shall immediately resign any membership or positions that he then holds with the Company or any of its affiliates.

12.4	If the Executive’s employment is terminated by the Company other than for a reason set out at Section 10.3 above or death:

12.4.1
The Company shall pay to Executive as soon as practicable following such termination, but in no event later than 21 days following the Termination Date, in full and final settlement of any claims, causes of action or proceedings by the Executive, as the case may be, against the Company or any Group Company as set out in the Release:

(a)	his accrued, but unpaid Base Salary earned until the Termination Date and any accrued, but unused vacation pay as at the Termination Date;

(b)
any earned, but unpaid Bonus earned under the terms of the Compensation Plan for years prior to the year in which the Termination Date occurs payable in accordance with the terms of such plan (together with Section 12.5.1(a), the “Accrued Obligations”);

(c)
the target Bonus Executive would have earned for the year of termination assuming targets have been achieved, pro-rated based on the number of days Executive was employed by the Company during the year over the number of days in such year (the “Pro-Rated Bonus”);

(d)
an amount equal to the sum of fifty (50) percent of his annual rate of Base Salary and Target Bonus (assuming targets have been achieved) payable over six (6) months in substantially equal monthly installments (the “Severance Payment”).

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12.4.2
The Company shall reimburse the Executive pursuant to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment (contingent upon the availability of appropriate evidence).

12.5	If Executive’s employment is terminated by his death:

12.5.1	The Company shall pay to Executive’s beneficiary, legal representatives or estate, as the case may be, the Accrued Obligations and Pro-Rated Bonus; and

12.5.2
The Company shall promptly reimburse Executive’s beneficiary, legal representatives, or estate, as the case may be for all reasonable expenses incurred by the Executive, but not paid prior to the Termination Date (contingent upon the availability of appropriate evidence).

13	Restrictive Covenants.

13.1
The Executive acknowledges that: (i) as a result of Executive’s employment by the Company, Executive has obtained and will obtain Confidential Information (as defined below); (ii) the Confidential Information has been developed and created by the Group at substantial expense and the Confidential Information constitutes valuable proprietary assets; (iii) the Group will suffer substantial damage and irreparable harm which will be difficult to compute if, during the Employment Period and thereafter, the Executive should engage in a Competitive Business (as defined herein) directly or indirectly in violation of the provisions of the Agreement; (iv) it is necessary to protect the legitimate interests of the Group that geographic scope of the restrictions set out in clauses 13.6 to 13.8 shall include Ireland (including Northern Ireland); (v) the Group will suffer substantial damage which will be difficult to compute if, during the Employment Period or thereafter, the Executive should solicit or interfere with the Group’s employees, clients or customers or should divulge Confidential Information relating to the business of the Group; (vi) the provisions of the Agreement are reasonable and necessary for the protection of the business of the Group; (vii) the Company would not have hired or continued to employ the Executive unless he agreed to be bound by the terms hereof; and (viii) the provisions of the Agreement will not preclude Executive from other gainful employment that does not constitute a breach of the provisions of this Section 13.

13.2
“Competitive Business” as used in the Agreement shall mean any business which competes, directly or indirectly, with any aspect of the Group’s business and with which the Executive has had a material involvement in the 24 months preceding the termination of the Employment.

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13.3	“Confidential Information” as used in the Agreement shall mean any and all confidential and/or proprietary knowledge, data, or information of the Group including, without limitation, any

13.3.1
trade secrets, drawings, inventions, methodologies, mask works, ideas, processes, formulas, source and object codes, data, programs, software source documents, works of authorship, know-how, improvements, discoveries, developments, designs and techniques, and all other work product of the Group, whether or not patentable or registrable under trademark, copyright, patent or similar laws in any jurisdiction;

13.3.2
information regarding plans for research, development, new service offerings and/or products, marketing, advertising and selling, distribution, business plans, business forecasts, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customers or distribution arrangements;

13.3.3	any information regarding the skills and compensation of employees, suppliers, agents, and/or independent contractors of the Group;

13.3.4	concepts and ideas relating to the development and distribution of content in any medium or to the current, future and proposed products or services of the Group;

13.3.5	information about the Group’s investment program, trading methodology, or portfolio holdings; or

13.3.6	any other information, data or the like that is labelled confidential or orally disclosed to Executive on terms of confidentiality.

13.4
The Executive agrees not to, at any time, either during the Employment Period or thereafter, divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm, corporation or any other form of business organization or arrangement and keep in the strictest confidence any Confidential Information, except:

13.4.1as may have been necessarily disclosed by the Executive in the good faith performance of his duties hereunder;

13.4.2	with the Company’s express written consent;

13.4.3	to the extent that any such information is in or becomes in the public domain other than as a result of Executive’s breach of any of his obligations hereunder, or

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13.4.4	where required to be disclosed by law and in such event, Executive shall cooperate with the Company in attempting to keep such information confidential.

13.5	Upon the request of the Company, the Executive agrees to promptly deliver to the Company the originals and all copies, in whatever medium, of all such Confidential Information.

13.6
In consideration of the benefits provided for in the Agreement, the Executive hereby agrees and covenants that during the Employment and for a period of six (6) months following the termination of his employment for whatever reason, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, principal, agent, lender, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly, be employed by, provide services to, in any way be connected, associated or have any interest in, or give advice or consultation to any Competitive Business.

13.7
In consideration of the benefits provided for in the Agreement, the Executive further covenants and agrees that during the Employment and for a period of six (6) months thereafter, Executive shall not, without the prior written permission of the Company, (i) directly or indirectly solicit, employ or retain, or have or cause any other person or entity to solicit, employ or retain, any person who is employed or is providing services to the Group at the time of his termination of employment or was or is providing such services within the six (6) month period before the termination of his employment or (ii) request or cause any employee of the Group to breach or threaten to breach any terms of said employee’s agreements with the Group or to terminate his employment with the Group.

13.8
In consideration of the benefits provided for in the Agreement, the Executive further covenants and agrees that during the Employment Period and for a period of six (6) months thereafter, he will not, for himself, or in conjunction with any other person, firm, partnership, corporation or other form of business organization or arrangement (whether as a shareholder, partner, member, lender, principal, agent, director, officer, manager, trustee, representative, employee or consultant), directly or indirectly: (i) solicit any business that constitutes a Competitive Business, from any person or entity who, at the time of, or at the time during the six (6) month period preceding termination was an existing or prospective customer or client of the Group; (ii) request or cause any of the Group’s clients or customers to cancel, terminate or change the terms of any business relationship with the Group involving services or activities which were directly or indirectly the responsibility of Executive during his employment; (iii) pursue any Group project known to the Executive upon termination of his employment that the Group is actively pursuing (or was actively pursuing within six months of termina

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tion) while the Group is (or is contemplating) actively pursuing such project or request or cause any of the Group’s clients or customers to cancel, terminate or change the terms of any business relationship with the Group involving services or (iv) interfere with or cause any of the Group’s suppliers to cancel, terminate or change the terms of any supply arrangement to the Group.

14	Intellectual Property

14.1
For the purposes of this Agreement, Intellectual Property means discoveries, concepts, ideas and improvements to existing technology whether or not written down or otherwise converted to tangible form, patents, designs, trade-marks ,trade names, goodwill, copyrights, all rights in inventions, designs, processes, formulae, notations, improvements, know-how, reputation, get-up, computer programmes and analogous property, plans, models and all other forms of industrial or intellectual property (in each case in any part of the world and whether or not registered or register-able and to the fullest extent thereof and for the full period thereof and all extensions and renewals thereof) and all applications for registration thereof and all rights and interests, present and future, thereto and therein.

14.2
This Section relates to all Intellectual Property created, discovery, invention, process or improvement in procedure made or discovered by the Executive (whether alone or jointly with others) while in the employment or service of the Company or any Group Company in connection with or in any way affecting or relating to the businesses of the Company or Group Company or capable of being used by such Company or Group Company.

14.3
All such Intellectual Property to which this Section applies shall to the fullest extent permitted by law belong to, vest in and be the absolute sole and unencumbered property of the Company. These shall include (without limitation) copyrights, trademarks, patents and other rights in inventions, trade and business names, design rights and registered or unregistered which may from time to time subsist in any part of the world and all applications for the grant of the foregoing.

14.4	The Executive hereby:

14.4.1
undertakes to notify and disclose to the Company in writing full details of all Intellectual Property to which this Section applies forthwith upon the production, invention or discovery of the same, and promptly whenever requested by the Company and in any event upon the termination of this Agreement shall deliver up to the Company all correspondence and other docum

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ents, papers and records and all copies thereof in his possession, custody or power relating to any such Intellectual Property;

14.4.2	undertakes to hold on trust for the benefit of the Company any such Intellectual Property to the extent that the same may not be, and until the same is, vested absolutely in the Company;

14.4.3	assigns by way of present assignment of future copyright in all such Intellectual Property to which this Section applies;

14.4.4	acknowledges that, save as provided in this Agreement no further remuneration or compensation is or may become due to the Executive in respect of the performance of his obligations under this clause;

14.4.5
undertakes at the express request of the Company to execute all such documents, make such applications, give such assistance and do such acts and things as may in the opinion of the Company be necessary or desirable to vest in and register or obtain letters patent in the name of the Company and otherwise to protect and maintain such Intellectual Property; and

14.4.6
to the extent that by law any such Intellectual Property or the rights therein do not, or are not permitted to or cannot, vest in or belong to the Company the Executive agrees immediately upon the same coming into existence to offer to the Company a right of first refusal to acquire the same on arm's length terms to be agreed between the parties and in the absence of agreement within thirty days of such offer to be decided upon by an arbitrator to be appointed by the President for the time being of the Law Society of Ireland (whose decision shall be final and binding on the parties and whose costs shall be borne equally by the parties).

14.5
The Executive agrees to waive any moral rights in the Intellectual Property to which the Executive are now or may at any future time be entitled under the Copyright and Related Rights Act 2000 or any similar provision of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agrees not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such work or other materials, infringes his moral rights.

14.6
The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do any such instruments or things and generally to use his name for the purpose of giving to the Company or its nominees the full benefit of the provision of this clause.

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14.7
Where any intellectual property rights falling within the scope of Section 14.1 have been created jointly by the Executive and any other person or persons, the Executive shall, without prejudice to his obligations under this Section 14, use his best endeavours to procure that the other person or persons assign(s) to the Company his or their interest in such rights.

14.8
The Executive shall immediately on the Termination Date deliver to the Secretary of the Company or such other person as the Company may nominate in writing all materials in his possession or in his control relating to any intellectual property rights belonging to the Company (including rights falling within scope of Section 14.1 which have not yet formally vested in the Company) which shall include (without limitation) all reports, studies, data, drawings, diagrams, charts, designs, records and computer software on whatever media together with all drafts and working papers relating to such materials.

15	Non-Disparagement.

15.1
The Executive acknowledges and agrees that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Group and its respective officers, directors, partners, executives or agents thereof in either a professional or personal manner at any time during or following the Employment Period. The Company acknowledges and agrees that it will not defame, publicly criticize, or cause any of its officers, directors, partners, executives or agents to defame or publicly criticize the services, integrity, veracity or personal or professional reputation of the Executive in either a professional or personal manner at any time during or following the Employment Period.

16	Enforcement.

16.1
If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of sections 13 to 15 hereof, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction by way of injunction or otherwise, it being acknowledged and agreed by the Executive that any such breach or threatened breach will cause irreparable injury to the Group and that money damages will not provide an adequate remedy to the Group. Such right and remedy shall be in addition to, and not in place of, any other rights and remedies available to the Company at law or in equity. In addition, the Company shall have the right to cease making any payments or provide any benefits to the Executive under the Agreement in the event he wilfully breaches any of the provisions hereof (and such action shall not be considered a breach under the Agreement).

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16.2
The Executive acknowledges that the restrictions contained in sections 13 to 15 of the Agreement are reasonable and intended to apply after the termination of his employment whether such termination is lawful or otherwise and that the restrictions will apply even where the termination results from a breach of the Agreement.

16.3
If, at any time, the provisions of Sections 13 to 15 hereof shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, the Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and the Executive and the Company agree that the Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

17	Dispute Resolution.

17.1
The Parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to the Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that the requirement shall not apply to any claim or dispute under or relating to Sections 13 to 15 of the Agreement.

18	Indemnification.

18.1
The Company agrees that if the Executive is made a party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was a director or officer of the Company or any other entity within the Group or is or was serving at the request of the Company or any other member of the Group as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise (each such event, an “Action”), the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law and authorized by the Company’s or the Company’s by-laws and/or charter, as the same exists or may hereafter be amended, against all expenses incurred or suffered by Executive in connection therewith, save in respect of any actual fraud, wilful misconduct or any acts (or omissions) of gross negligence by the Executive.

19	Policies and Procedures.

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19.1
The Executive hereby acknowledges that the Company maintains written policies and procedures which may be amended from time to time, and hereby agrees to familiarize himself with and at all times abide by such policies and/or procedures.

19.2
The Company’s current disciplinary and grievance procedures are set out in the Employee Handbook. The Company reserves the right to put in place appropriate grievance and disciplinary procedures in relation to any matter relating to the Executive.

20	Interpretation

20.1	In this Agreement the following words and expressions shall have the meanings set out below:-
“Board” means the Board of Directors of the Company (including any committee of the board duly appointed by it).
"Group Company" means a company which is a Subsidiary or Holding Company of the Company or any Subsidiary of such Holding Company from time to time (and for this purpose "Subsidiary" and "Holding Company" have the meanings given to them respectively in sections 7 and 8 of the Companies Act 2014.

21	Data Protection

21.1
Details of how and why the Company processes the Executive's personal data are contained in the Company's Data Privacy Guidelines. The Parties expressly acknowledge and agree that the terms of the Data Privacy Notice do not form part of the Executive's terms and conditions of employment, however, the Executive will be asked to acknowledge receipt of the Data Privacy Notice.

21.2
The Company takes its data protection obligations seriously and, in this regard, has a Data Protection Policy which is applicable to all employees. Any breach of this policy by an employee may result in disciplinary action, up to and including dismissal. For further information on data protection procedures and processes the Executive should refer to the Data Protection Policy. The Company reserves the right to change, replace or withdraw its Data Protection Policy at any time and the Executive is required to comply with the policies and procedures in force from time to time.

22	Fitness and Probity Standards

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22.1
The Executive's position is defined in the Standards as Pre-Approval Controlled Functions PCF-1 and PCF-8. As such, the Executive is required to agree to certain additional obligations as set out in this Agreement and the Agreement and Declaration in relation to Fitness and Probity.

22.2
It is a condition of the Executive's continued employment that the Executive complies with and abides by the Fitness & Probity Standards on a continuous basis throughout his employment. The Executive consents to the Company undertaking all checks and searches and obtaining all information and documentation deemed necessary by the Company to satisfy itself, on reasonable grounds, that the Executive is in compliance with the Standards. The Executive will inform the Company immediately if he receives a notice from the Central Bank indicating that it (i) no longer regards the Executive as being compliant with the Standards; (ii) is investigating the Executive; (iii) is suspending the Executive; or (iv) is prohibiting the Executive from acting in his position.

22.3
The Company reserves the right in circumstances where a Central Bank Fitness and Probity investigation is conducted in relation to the Executive or where a suspension notice is issued in relation to him, or where a prohibition notice is issued in relation to the Executive under Chapter 3 of the Central Bank Reform Act, 2010, to remove him from his position and the Company may take further steps including but not limited to one of the following as it deems appropriate in the circumstances at its sole discretion: (i) to place the Executive on Garden Leave; or (ii) to re-deploy the Executive to other duties as the Company deems reasonable which may include a diminution in his terms and conditions of employment; or (iii) to place the Executive on unpaid leave; or (iv) to terminate the Executive's employment with or without notice.

23	Miscellaneous

23.1
Successors. The rights and benefits of Executive hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by Executive. The Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and the heirs, executors and administrators of Executive, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company and/or the Company, whether by merger, consolidation, sale of assets or similar transactions.

23.2
Notice. For the purposes of the Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by overnight, certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of Executive, to the last address on file with the Company and if to the Company, to its

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executive offices or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt. Notices, demands and other communications hereunder may also be delivered or furnished by e-mail communication. Notices, demands and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such e-mail notice, demand or other communication is not sent during the normal business hours of the recipient, such notice, demand or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

23.3
Governing Law and Jurisdiction. This Agreement is governed by and shall be construed in accordance with Irish law and the parties to this Agreement hereby submit to the exclusive jurisdiction of the Irish Courts.

23.4
Amendment. No provisions of the Agreement may be amended, modified, or waived unless such amendment or modification is executed in writing by all Parties. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

23.5	Survival. The respective obligations of, and benefits afforded to, Executive and the Company as provided in Section 13 to 15 of the Agreement shall survive the termination of the Agreement.

23.6	Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

23.7
Entire Agreement. The Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. For the avoidance of doubt, the Prior Agreement is superseded in its entirety.

23.8	Section Headings. The Section headings in the Agreement are for convenience of reference only and shall not affect its interpretation.

23.9
Representation. The Executive represents and warrants to the Company, and acknowledges that the Company has relied on such representations and warranties in employing Executive, that neither the Execut

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ive’s duties as an employee of the Company nor his performance of the Agreement will breach any other agreement to which Executive is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Executive prior to his employment by the Company. The Executive further represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing the Executive, that he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith. If it is determined that the Executive is in breach or has breached any of the representations set forth herein, the Company shall have the right to terminate Executive’s employment for Cause.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties hereto have executed the Agreement on the date first above written.

GREENLIGHT REINSURANCE IRELAND, DAC

By: /s/ Simon Burton
Name: Simon Burton
Title: Group Chief Executive Officer

By: /s/ Tim Courtis
Name: Tim Courtis
Title: Director

/s/ Patrick O'Brien
PATRICK O’BRIEN